AMENDED AND RESTATED SEVERANCE AGREEMENT
BETWEEN MEREDITH CORPORATION AND EXECUTIVE OFFICERS

This Agreement is entered into as of the day of __________, _______, by and between MEREDITH CORPORATION, an Iowa corporation (the "Company"), and ___________________________ (the "Executive").

WHEREAS, the Executive has been offered and has accepted a high level position with the Company, and the Company recognizes the valuable services that the Executive can provide to the Company and desires to be assured that Executive will be available to actively participate in the business of the Company; and

WHEREAS, the Executive is willing to accept employment with the Company but desires assurance that in the event of any change in control of the Company he will continue to have the responsibility and status of the position to which he was appointed; serve the Company but desires assurance that in the event of any change in control of the Company he will continue to have the responsibility and status he has earned; and

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the Company and the Executive hereby agree as follows:

    Term. This Agreement shall commence on the date hereof and shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of (i) three (3) years from the date hereof; (ii) the termination of the Executive's employment with the Company based on death, "Disability" (as defined in Section 3(b)), "Mandatory Retirement" (as defined in Section 3(c)) or "Cause" (as defined in Section 3(d)) or by the Executive other than for "Good Reason" (as defined in Section 3(e)); and (iii) two (2) years from the date of a "Change in Control of the Company" (as defined in Section 2) if the Executive is employed by the Company as of such time. The three (3) year period referred to in item (i) above shall automatically be extended for an additional year on each anniversary date of this Agreement to renew the three year period referred to in item (i) above, unless the Company gives written notice to the contrary to the Executive at least thirty (30) days prior to such anniversary date; provided that the Company may not deliver a notice of nonrenewal after (A) a Potential Change in Control (as defined in Section 2 hereof) unless the Board of Directors of the Company (the "Board") has adopted a Nullification Resolution (as defined in Section 2 hereof) with respect to such Potential Change in Control or (B) a Change in Control (as defined in Section 2 hereof).
    Change in Control.
      Payment of Severance. No compensation shall be payable under this Agreement unless and until (a) there shall have been a Change in Control of the Company while the Executive is still an employee of the Company and (b) the Executive is no longer an employee of the Company as a result of a termination by the Company other than pursuant to Sections 3(b), 3(c) or 3(d) hereof or by the Executive for Good Reason; provided, however, that notwithstanding anything in this Agreement to the contrary, if a Change in Control of the Company occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change in Control of the Company occurs, and if there is a reasonable basis that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control of the Company or (2) otherwise arose in connection with or anticipation of a Change in Control of the Company, then such termination of employment shall be treated as a termination of the Executive's employment following a Change in Control of the Company.
      Change in Control Defined. For purposes of this Agreement, a "Change in Control" of the Company shall mean:
        the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections (iii)(A), (iii)(B) and (iii)(C) of this definition;
        individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
        consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
        approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

      Notwithstanding anything to the contrary in this Agreement, (A) no Change in Control of the Company shall be deemed to have occurred for purposes of this Agreement as a result of any agreement, transaction or Business Combination involving solely shareholders of the Company who are descendants of E. T. Meredith, founder of the Company or trusts for the benefit of such individuals or entities, the voting power of which is controlled by such Persons (the "Meredith Shareholders") so long as the Meredith Shareholders continue to own more than 50% of the Outstanding Company Voting Securities following such transaction and (B) no transaction pursuant to clause (i) of this definition shall constitute a Change in Control of the Company so long as the Meredith Shareholders own more than 50% of the Outstanding Company Voting Securities immediately following such transaction, unless and until the Meredith Shareholders own 50% or less of the Outstanding Company Voting Securities while the Person making the acquisition under clause (i) of the definition continues to own 20% or more of the Outstanding Company Voting Securities or the Outstanding Company Common Stock.

      Potential Change in Control. For the purposes of this Agreement, a "Potential Change in Control" shall be deemed to have occurred if (i) any Person commences a tender offer, with adequate financing, which, if consummated, would result in such Person having the "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 10% or more of the outstanding voting power of the Company; (ii) the Company enters into an agreement the consummation of which would constitute a Change in Control; (iii) any person (including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)) other than the Company attempts, directly or indirectly, to replace more than 25% of the directors of the Company; or (iv) any other event occurs which the Board declares to be a Potential Change in Control. Notwithstanding the foregoing, if, after a Potential Change in Control and before a Change in Control, the Board makes a good faith determination that such Potential Change in Control will not result in a Change in Control, the Board may nullify the effect of the Potential Change in Control (a "Nullification") by resolution (a "Nullification Resolution"), in which case the Executive shall have no further rights and obligations under this Agreement by reason of such Potential Change in Control.
    Termination Following Change in Control.
      Termination. If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 4 upon the subsequent termination of the Executive's employment with the Company by the Executive or by the Company within the two (2) year period immediately following a Change in Control of the Company unless such termination is as a result of the Executive's (i) death; (ii) Disability; (iii) Mandatory Retirement; (iv) termination by the Company for Cause; or (v) termination by the Executive other than for Good Reason.
      Disability. If, as a result of the Executive's incapacity due to physical or mental illness, (i) the Executive shall have been absent from his duties with the Company on a full-time basis for nine (9) months and (ii) within thirty (30) days after such nine (9) month period a "Notice of Termination" (as defined in Section 3(f)) is given by the Company to the Executive and (iii) thereafter the Executive shall not have returned to the full-time performance of the Executive's duties, the Company may terminate this Agreement for "Disability".
      Mandatory Retirement. The term "Mandatory Retirement" as used in this Agreement shall mean termination by the Company or the Executive of the Executive's employment based on the Executive's having reached age sixty-five (65) or such other age as shall have been specified as the Executive's mandatory retirement age under the Company's retirement policy.
      Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement only, the Company shall have "Cause" to terminate the Executive's employment hereunder only upon (i) the willful and continued failure of the Executive to attempt to perform substantially his duties with the Company (other than any such failure resulting from Disability), after a demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company, which specifically identifies the manner in which the Executive has not attempted to substantially perform his duties, or (ii) the engaging by the Executive in willful misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this Section 3(d), no act, or failure to act, on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least 3/4 of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board) finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the second sentence of this Section 3(d) and specifying the particulars thereof.
      Good Reason. The Executive may terminate his employment for Good Reason if (A) the Executive provides written notice of such Good Reason to the Company within ninety (90) days of its initial existence, (B) such Good Reason has not been corrected or cured by the Company within thirty (30) days after receipt by the Company of written notice thereof, and (C) thereafter, the Executive provides a Notice of Termination within two years of the initial existence of such Good Reason. For purposes of this Agreement "Good Reason" shall mean any of the following:
        the assignment to the Executive by the Company of duties adversely inconsistent with the Executive's position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, a diminution of the Executive's position, duties, responsibilities and status with the Company as in effect immediately prior to a Change in Control of the Company (even if such diminution is solely the result of the Company's ceasing to be a publicly traded entity), or an adverse change in the Executive's titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of his employment for Disability, Mandatory Retirement or Cause or by the Executive other than for Good Reason;
        a reduction by the Company in the Executive's base salary as in effect immediately prior to the time of a Change in Control of the Company or the Company's failure to increase (within 12 months of the Executive's last increase in base salary) the Executive's base salary after a Change in Control of the Company in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the Company effected in the preceding twelve (12) months;
        any failure by the Company to continue in effect any plan or arrangement, including without limitation benefit and incentive plans, in which the Executive is participating immediately prior to the time of a Change in Control of the Company (hereinafter referred to as "Plans"), unless the Company provides for the Executive to participate in replacement benefit and incentive plans no less favorable in the aggregate than the Plans, or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Plan or replacement plan or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the time of a Change in Control of the Company;
        the Executive's relocation to any place more than twenty-five (25) miles from the location at which the Executive performed his duties immediately prior to the time of a Change in Control of the Company, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the time of a Change in Control of the Company;
        any failure by the Company to provide the Executive with the number of annual paid vacation days to which the Executive is entitled immediately prior to the time of a Change in Control of the Company;
        any material breach by the Company of any provision of this Agreement or any other material agreement with the Executive;
        any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or
        any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective.

      For purposes of this Section 3(e), any good faith determination of Good Reason made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason pursuant to a Notice of Termination given during the 30-day period immediately following the first anniversary of the Change in Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement. The Executive's mental or physical incapacity shall not affect the Executive's ability to terminate employment for Good Reason.

      Notice of Termination. Any termination by the Company pursuant to Section 3(b), 3(c), or 3(d) or by the Executive pursuant to Section 3(e) shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.
      Date of Termination. "Date of Termination" shall mean (a) if this Agreement is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period) or (b) if the Executive's employment is terminated by the Company for any other reason or by the Executive for Good Reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given to the Executive by the Company the Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).
    Severance Payment upon Termination of Employment. If, during the two (2) year period immediately following a Change in Control of the Company, the Company shall terminate the Executive's employment other than pursuant to Section 3(b), 3(c) or 3(d) or if the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive the following as severance pay (the "Severance Payment"):
      a lump sum in cash, within five (5) days of the Date of Termination, equal to the sum of (1) three (3) times the sum of (i) Executive's annual base salary (based upon the highest annual rate of base salary earned by the Executive during the twelve (12) month period immediately preceding the Date of Termination (the "Annual Base Salary")) and (ii) the higher of (x) Executive's target annual incentive compensation for the year in which the Date of Termination occurs or (y) the highest annual incentive compensation paid to the Executive in respect of the three (3) fiscal years of the Company immediately prior to the year in which a Change in Control of the Company occurs (such higher amount, the "Annual Bonus"), (2) the Executive's annual base salary through the Date of Termination and any previously earned and due annual incentive payments, to the extent not theretofore paid, (3) any accrued vacation pay, (4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (5) the product of (x) the Annual Bonus and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 (and any payment under this clause (5) shall offset any amounts otherwise due as an annual incentive bonus for the fiscal year in which the Date of Termination occurs);
      the Executive and his eligible dependents shall continue, to the extent permitted by law, to be covered by all executive services, programs and perquisites and insurance plans or programs in which the Executive participates in effect immediately prior to the time of the Change in Control of the Company (or any successor executive services, programs and perquisites and insurance plans or programs, to the extent more favorable to the Executive), including without limitation medical coverage and officer medical reimbursement, group and executive supplemental life insurance, short-term and long-term disability for thirty-six (36) months after the Executive's Date of Termination; in addition, notwithstanding anything to the contrary contained in any other agreement, all rights that have not previously vested relating to stock options and restricted stock shall immediately vest and all restrictions shall be waived, but such vesting and waiver of restrictions shall occur under this Agreement only in the event of a Change in Control under Section 2(b)(i); provided, however, that if during such thirty-six (36) month time period the Executive should enter into employment with a new employer and become eligible to receive comparable insurance benefits, the continued insurance benefits described herein shall be secondary to those provided under the plans of such employer during such applicable period of eligibility. In the event the Executive is ineligible, for whatever reason, to continue to be so covered with respect to any of the above-referenced plans or programs, the Company shall provide substantially equivalent coverage through other sources. Following the end of the thirty-six (36) month period during which medical benefits are provided, the Executive shall be eligible for continued health coverage under "COBRA" as if the Executive's employment with the Company had terminated as of the end of such period. For purposes of calculating the Executive's age and years of service for determining eligibility (but not the time of commencement of benefits) of the Executive for the Company's retiree medical and life insurance benefits, the Executive shall be considered to have remained employed until thirty-six (36) months after the Date of Termination and to have retired on the last day of such period, and such benefits, and costs to the Executive of such coverage, shall be no less favorable to the Executive than as in effect as of the Change in Control of the Company and shall not be effected by any subsequent employment of the Executive. Notwithstanding anything to the contrary, all such reimbursements or in-kind benefits provided for in this Section 4(b) shall be payable by the Company on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred. The expenses paid or in-kind benefits provided by the Company during any taxable year of the Executive will not affect the expense paid or in-kind benefits provided by the Company in another taxable year. This right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit;
      a lump-sum in cash, payable within five (5) days after the Date of Termination, equal to the excess (without present value discount, as a result of receiving such amount prior to the end of the thirty-six (36) month period following the Date of Termination) of (a) the actuarial equivalent of the benefit under the qualified defined benefit retirement plan of the Company or any affiliate in which the Executive participates immediately prior to the Change in Control of the Company, or under any such plan with more favorable benefits in which the Executive participates following the Change in Control of the Company (the "Retirement Plan"), and any excess or supplemental retirement plan, program or arrangement of the Company or any affiliate in which the Executive participates immediately prior to the Change in Control of the Company or under any such plans, programs or arrangements with more favorable benefits in which the Executive participates following the Change in Control of the Company (together, the "SERP") that the Executive would receive if the Executive's employment continued for thirty-six (36) months after the Date of Termination, assuming for this purpose that (i) the Executive is fully vested in all benefits to be calculated under this clause (a), (ii) the Executive is treated as having attained thirty-six (36) additional months of age under the Retirement Plan or the SERP, including for purposes of reducing any otherwise applicable actuarial reduction, but not for purposes of reducing the number of years of the Executive's life expectancy, and (iii) the Executive's annualized compensation over the thirty-six (36) month period, for purposes of calculating the benefits under this clause (a) pursuant to the benefit formulas for the Retirement Plan and SERP, is the Annual Base Salary and Annual Bonus, over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination; provided, that the actuarial assumptions used for determining actuarial equivalence in this Section 4(c) shall be no less favorable to the Executive than the most favorable in effect under the Retirement Plan and SERP, as the case may be, immediately prior to the Change in Control of the Company or on the Date of Termination; and
      to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.
      a lump-sum in cash, payable within five (5) days after the Date of Termination, equal to the product of (i) three (3) times (ii) the total matching contributions made by the Company on behalf of the Executive under the Company's tax qualified defined contribution plan (and under any non-qualified defined contribution plan providing matching contributions) during, for each plan, the last plan year ending prior to the year in which the Change of Control occurs, plus any Company matching contributions under such plans forfeited as of the Date of Termination.
      Certain Additional Payments.
        In the event that any payment received or to be received by the Executive in connection with a Change in Control of the Company or the termination of the Executive's employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control of the Company or any person affiliated with the Company or such person (together with the Severance Payment, the "Total Payments", and each a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as (the "Excise Tax")), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including, but not limited to, any income taxes, employment taxes, Excise Taxes and any interest or penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4(f), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code does not exceed 105% of the greatest amount (the "Safe Harbor Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Total Payments are reduced to the Safe Harbor Amount. The reduction of the amounts payable under this Agreement, if applicable, shall be made by first reducing the payments under Section 4(a)(i); unless an alternative method of reduction is elected by the Executive. For purposes of reducing the Total Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 4(f). The Company's obligation to make Gross-Up Payments under this Section 4(f) shall not be conditioned upon the Executive's termination of employment.
        All determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent accountants (the "Accountants") in consultation with the Executive and his advisors. The Accountants shall provide detailed supporting calculations to the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment (or, if later, within fifteen (15) days of the date it is determined by the Accountants that the Payment is subject to the Excise Tax). Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five days of the receipt of the Accountant's determination. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments may not have been made by the Company that should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(f) and the Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of independent counsel agreed upon by the parties that the Excise Tax is less than the amount taken into account under Section 4(f) of this Agreement, the Executive shall repay to the Company within thirty (30) days of the Executive's receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment.
        The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
          give the Company any information reasonably requested by the Company relating to such claim, take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, cooperate with the Company in good faith in order effectively to contest such claim, and permit the Company to participate in any proceedings relating to such claim;

        provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(f), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amounts claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(f), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 4(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
        Notwithstanding any other provision of this Section 4, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding; provided, that such withholding shall in no event place the Executive in a less favorable tax position.
        Notwithstanding any other provision of this Section 4, payments provided for under this Section 4(f) shall be paid by the Company no later than the end of the Executive's taxable year next following the Executive's taxable year in which the Executive remits (directly or indirectly) the related taxes, or where in the case of an audit or litigation no taxes are remitted, the end of the Executive's taxable year next following the Executive's taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
    No Obligation To Seek Further Employment; No Effect on Other Contractual Rights.
      The Executive shall not be required to seek other employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise, except as may be provided under Section 4(b) with respect to medical insurance benefits. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others.
      The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan, program or policy of the Company. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company or its affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.
    Successor to the Company.
      The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, "Company" as used in Sections 3 and 4 hereof shall in addition include such corporation. In such event, the Company agrees that it shall pay or shall cause such corporation to pay any amounts owed to the Executive pursuant to Sections 4 and 11 hereof.
      This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.
    Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt registered, postage prepaid, as follows:

    If to the Company:

    Meredith Corporation
    1716 Locust Street
    Des Moines, Iowa 50309-3023
    Attention: General Counsel

    If to the Executive:

    or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles.
    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
    Legal Fees and Expenses. The Company agrees to pay as incurred (within 10 days following the Company's receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
    Section 409A Compliance. Notwithstanding anything in this Agreement or elsewhere to the contrary:
              If payment or provision of any amount or other benefit that is "deferred compensation" subject to Section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax. In the event this Section requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment should otherwise have been provided.
              If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEREDITH CORPORATION	Executive:
By: